EXHIBIT 10.1

ARNO THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR

COMPENSATION PLAN

Adopted: October 7, 2013

The following is a summary of the compensation plan for directors of Arno Therapeutics, Inc. (the “Company”) who are not employees of the Company. Directors who are employees of the Company do not receive compensation for their service on the Board and shall receive compensation only in their capacities as employees. The compensation plan for non-employee directors is as follows:

1.	Annual Retainers. Each non-employee director is entitled to an annual cash retainer of $50,000, except that the Chairman of the Board shall be entitled to an annual retainer of $150,000. The annual retainers shall be payable in arrears in quarterly installments on March 31, June 30, September 30, and December 31 of each year.

2.	Equity Compensation.

(a)	Initial Option Grants: Upon his or her initial appointment or election to the Board, each non-employee director is entitled to a stock option to purchase a number of shares of the Company’s common stock equal to 0.10% of the Company’s then outstanding shares of common stock (calculated on a fully-diluted basis), provided that in the case of the Chairman of the Board the number of shares subject to such stock option shall be equal to 0.20% of the Company’s then outstanding shares of common stock (calculated on a fully-diluted basis, but excluding shares reserved for issuance under the Company’s stock incentive plans). Such initial option grants shall vest in 36 equal monthly installments commencing on the first month anniversary of the grant date.

(b)	Annual Option Grants: Thereafter, each non-employee director is entitled to an annual stock option to purchase a number of shares of the Company’s common stock equal to 0.05% of the Company’s then outstanding shares of common stock (calculated on a fully-diluted basis, but excluding shares reserved for issuance under the Company’s stock incentive plans) upon such director’s election by the stockholders; provided that the Chairman of the Board shall be entitled to an annual stock option to purchase a number of shares of the Company’s common stock equal to 0.10% of the Company’s then outstanding shares of common stock (calculated on a fully-diluted basis, but excluding shares reserved for issuance under the Company’s stock incentive plans). Such annual option grants shall vest in 12 equal monthly installments commencing on the first month anniversary of the grant date.

(c)	Option Terms: All such stock options shall (i) have a 10-year term, (ii) be exercisable at a price per share equal to the fair market value of the Company’s common stock on the grant date, as determined in accordance with the Company’s stock option pricing policy in effect on the date of grant, (iii) vest in their entirety upon a “change of control” of the Company (as such term is defined in the plan pursuant to which such options are granted, except that in no event shall a transaction conducted primarily for financing purposes be deemed a change of control), and (iv) otherwise be subject to the terms and conditions of then standard form of stock option agreement for use with the plan under which such option is granted, as adopted by the Board of Directors.

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3.	Committee Compensation. In addition to the compensation described above, members of each of the Board’s standing committees shall be entitled to receive the cash compensation set forth in the table below:

Position	Annual Retainer	Fee Per Meeting Attended
Audit Committee:
Chairperson	$10,000	$--
Other Members	$--	$1,000

Compensation Committee:
Chairperson	$5,000	$--
Other Members	$--	$500

Financing Committee:
Chairperson	$10,000	$--
Other Members	$--	$500

Nominating & Corporate Governance Committee:
Chairperson	$5,000	$--
Other Members	$--	$500

Such payments shall be paid in accordance with the schedule for the annual director retainers described in Paragraph 1, above.

4. Effective Date. The compensation plan described above shall be effective immediately.

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